EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reaches VEBA Health Care Settlement With Middletown Works Retirees

WEST CHESTER, OH, October 8, 2007 — AK Steel (NYSE: AKS) said today that it has reached agreement with a group of retirees from its Middletown (OH) Works to settle a lawsuit stemming from the company’s initiatives in 2006 to reduce its retiree health care costs in order to improve its competitiveness.
The company said the settlement agreement covers about 4,600 current Middletown Works retirees. Under terms of the agreement, AK Steel will transfer all of its health care (OPEB) obligations for the covered retirees to a Voluntary Employees Beneficiary Association (VEBA) trust, which will be managed solely by the retirees’ designees, and will be utilized to fund the retirees’ covered benefits.  AK Steel will initially fund the VEBA trust with a contribution of $468 million, with three subsequent annual contributions of $65 million each, for a total of $663 million.  In exchange for this funding, AK Steel will have no further liability related to the Middletown Works retirees covered by the agreement.
The company said that it intends to fund the initial $468 million trust contribution through one or more sources, including its existing cash balances and credit facilities; and possibly the capital markets.  The company said it expects the initial trust contribution to occur in the first quarter of 2008.  As of June 30, 2007, AK Steel’s total OPEB liability was approximately $2.1 billion, of which approximately one-half was related to the Middletown Works retirees covered by the settlement announced today.
AK Steel said the agreement is subject to approval by the U.S. District Court, Southern District of Ohio, Western Division, in Cincinnati.
AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.
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